SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                       ____________________

                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
                         March 13, 1997

                    VALERO ENERGY CORPORATION
      (Exact name of registrant as specified in its charter)

Delaware                     1-4718                74-1244795
(State of incorporation)     Commission File       (I.R.S. Employer
jurisdiction                 Number                Identification No.)
of incorporation

530 McCullough Avenue, San Antonio, Texas                 78215
(Address of principal executive offices)                  (Zip Code)

                                    (210) 246-2000
       (Registrant's telephone number, including area code)

                                  Not applicable
      (Former name or address, if changed since last report)

Item 5.  Other Events

Proposed Acquisition of Basis Petroleum, Inc.

     On March 13, 1997, the Board of Directors of Valero Energy Corporation ("Valero") approved a letter of intent executed by Valero to acquire the outstanding common stock of Basis Petroleum, Inc. ("Basis"), a wholly owned subsidiary of Salomon Inc ("Salomon"). The primary assets of Basis include three refineries in the U.S. Gulf Coast area and an extensive wholesale marketing business. The three refineries are comprised of a 160,000 barrels per day ("BPD") facility in Texas City, Texas; an 85,000 BPD facility in Houston, Texas; and a 65,000 BPD facility in Krotz Springs, Louisiana. The three refineries are projected to produce approximately 330,000 BDP of refined products, including about 130,000 BPD of gasoline, about 130,000 BPD of distillates and jet fuel, and about 20,000 BPD of chemical grade propylene and liquified petroleum gases (LPGs). After acquiring Basis, Valero will own and operate four refineries with total throughput capacity of about 500,000 BPD. Valero's existing refining facility is located in Corpus Christi, Texas.

     Completion of the transaction is subject to the execution of definitive agreements, clearance from certain regulatory authorities and the satisfaction of other customary conditions. The transaction is expected to close on or about May 1, 1997. It is not expected to affect the timing related to Valero's announcement in January to spin off its refining and marketing business (hereafter called "New Valero") to its stockholders (the "Spinoff") and to merge its remaining natural gas related services business with PG&E Corporation ("PG&E") (the "Merger"). The Spinoff and Merger are expected to be completed by mid-year 1997. PG&E has consented to Valero's acquisition of Basis.

     Valero will acquire the stock of Basis for $285 million, plus an amount representing the value of inventories and other working capital to be acquired in the transaction, currently estimated to be $200 million. The purchase price will be paid, in part, with shares of Valero common stock having a fair market value of approximately $120 million, with the remainder to be paid in cash. In addition, Salomon will be entitled to receive payments in any of the next 10 years if the average refining margin during any of such years improves above a specified level. These annual earn-out payments would be based on the difference between a stated base refining "crack spread" and the theoretical spread computed using actual average quoted prices, and calculated using a nominal average annual throughput of 100 million barrels. Any payments under this earn-out arrangement are limited to $35 million in any year and $200 million in the aggregate. For purposes of determining the number of shares of Valero common stock to be issued, the letter of intent provides that the fair market value of Valero stock shall be the average of the high and low sales prices during a period of five trading days ending five business days prior to closing.

     Valero has assumed that approximately $150 million of the cash consideration can be obtained through an inventory purchase agreement; the remaining portion of the cash consideration is expected to be borrowed under a credit facility. While the letter of intent is expressly non-binding until definitive agreements are executed, the letter of intent provides that Salomon will negotiate exclusively with Valero and will not solicit or entertain other offers until May 1, 1997. Prior to the Spinoff and Merger, Valero will transfer the stock of Basis to New Valero.

Forward-Looking Statements

     The following discussion contains certain estimates, predictions, projections, assumptions and other "forward-looking statements" (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) that involve various risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect Valero's current judgment regarding the direction of its businesses, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested herein. In addition to the factors described below under the caption "Risk Factors," some important factors (but not necessarily all factors) that could affect the sales volumes, growth strategies, future profitability and operating results of Valero and New Valero, or that otherwise could cause actual results to differ materially from those expressed in any forward-looking statement include the following:

     -general economic conditions in the geographic areas served by
        Valero and New Valero,
     -changes in commodity pricing and demand, -renewal or satisfactory replacement of feedstock arrangements as well as market, political or other forces generally affecting the pricing and availability of refinery feedstocks and refined products,
     -changes in the cost or availability of third-party vessels, pipelines and other means of transporting feedstocks and products,
     -timely completion of the acquisition of Basis and implementation of the cost reductions and operational changes and realization of certain assumptions discussed in this report,
     -execution of planned capital projects,
     -accidents or other unscheduled shutdowns affecting the pipelines, plants, machinery or equipment of Valero, New Valero, or their suppliers or customers,
     -competition from products and services offered by other energy enterprises,
     -weather conditions affecting Valero's or New Valero's operations or the geographic areas in which their products are marketed, -state and federal environmental, economic, safety and other legislation, policies and regulations, any changes therein, and any legal or regulatory delays beyond Valero's or New Valero's control,
     -rulings, judgments, or settlements in litigation or other legal matters, including unexpected environmental remediation costs,
     -changes in the credit ratings assigned to the debt securities and trade credit of Valero or New Valero, and the ability of Valero or New Valero to obtain financing and credit arrangements.

Neither Valero nor New Valero undertakes any obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Risk Factors

     Basis has incurred operating losses during the last several years.
Neither Valero nor New Valero has an operating history with respect to the Basis refineries. While Valero's refining operations have been profitable, there is no assurance that, following the Basis acquisition, the combined entities will be profitable, or will be able to achieve the cost savings and operational improvements anticipated by Valero. Additionally, there can be no assurance that the projected prices of refinery feedstocks and refined products assumed by Valero in connection with the Basis acquisition will be realized.

Description of Basis

     The Texas City and Houston refineries are fully integrated merchant refining facilities capable of receiving feedstocks and shipping refined products via ocean-going tankers. In addition to crude oil and vacuum units, the Texas City facility includes, among other processing units, a 48,000 BPD fluid catalytic cracking unit ("FCC Unit") (which further processes gas oil feedstock from the crude and vacuum units), a 22,000 BPD naphtha reformer ("Reformer") (which produces reformate, a low vapor pressure high-octane gasoline blendstock from naphtha streams), a 40,000 BPD solvent deasphalter ("ROSE Unit") (which recovers deasphalted oil for feed to the FCC Unit from vacuum tower bottoms) and a 75,000 BPD resid hydrodesulfurization unit ("Residfiner") (which improves the cracking characteristics of the residual oil feed for the FCC Unit). The Texas City refinery was upgraded in the third quarter of 1996 through the addition of the Residfiner and ROSE Units, as well as sour crude oil conversion capacity, tankage and various other improvements.

     The Houston facility includes a 61,000 BPD FCC Unit and a 17,000 BPD ROSE Unit. The Krotz Springs facility includes a 30,000 BPD FCC Unit and a 12,000 BPD Reformer. The Krotz Springs facility has access to the Colonial Pipeline, a major interstate refined product pipeline. Basis is a merchant refiner and markets refined products in approximately 155 markets in 36 states. Basis currently employs approximately 1,275 persons; the workforce is not unionized.

     Valero believes that Salomon has invested approximately $660 million in the Basis refineries for upgrading facilities and other improvements since 1992. Most of these improvements were made at the two Texas refineries. Although Basis recorded a small profit in 1994, Basis's audited financial statements reflect that Basis incurred pre-tax losses of approximately $91 million in 1995 and $100 million in 1996. However, Valero believes that the Basis refineries can be operated profitably due to recently completed refinery upgrading projects, a reduction in depreciation and amortization expense due to the acquisition cost of Basis being less than its net book value, and a projected reduction in operating and overhead costs expected to be achieved through certain changes to be implemented by New Valero, as more fully described below. Valero believes that, assuming closing of the transaction on or about May 1, 1997, and realization of the assumptions described below, the Basis refineries would be accretive to New Valero's consolidated cash flow and earnings beginning in 1997.

Selected Pro Forma Projected Financial Information

     The following table shows certain selected pro forma projected income statement, balance sheet and cash flow information for New Valero, Basis, and New Valero and Basis combined for the years ended December 31, 1997 and 1998, assuming that the Basis acquisition occurs May 1, 1997. Such selected pro forma projected financial information (i) assumes the completion of certain refinery turnarounds, as described below, (ii) reflects cash proceeds of approximately $150 million from an inventory purchase agreement, (iii) excludes certain marketing operations of Basis which are expected to be discontinued, and (iv) includes a preliminary allocation of the purchase price of Basis to the assets and liabilities assumed. In addition, the purchase accounting adjustments necessary to allocate the purchase price of Basis remain subject to change and the depreciation and amortization expense ultimately reflected in New Valero's financial statements may vary, perhaps significantly, from the information presented herein.

                                                  NEW VALERO AND BASIS COMBINED
                                    SELECTED PRO FORMA PROJECTED FINANCIAL INFORMATION
                                      (Dollars in Millions, Except per Share Amounts)

                                                                   As of or for the Year Ended December 31,
                                                                    1997                                   1998
                                                        New Valero  Basis    Combined       New Valero     Basis       Combined
Income statement information:
 Operating income. . . . . . . . .                      $   142     $    47  $   189        $   138        $    88     $   226
 Interest expense, net . . . . . .                           13          10       23              8             15          23
 Income taxes. . . . . . . . . . .                           46          13       59             47             25          72
 Income from continuing operations . . . . . .               84          24      108             86             47         133
 Earnings per share of common stock
   from continuing operations. . . . . .                   1.66          -      2.02           1.69             -         2.44

Balance sheet information:
 Working capital . . . . . . . . .                          149          50      199            148             50         198
 Property, plant and equipment, net. . . . . .            1,259         300    1,559          1,343            327       1,670
 Deferred charges and other assets . . . . . .              113          27      140            117             29         146
 Long-term debt. . . . . . . . . .                          244         229      473            238            197         435
 Deferred income taxes and other deferred
   credits and other liabilities . . . . . . .              276           5      281            293             20        313
 Stockholders' equity. . . . . . .                        1,000         143    1,143          1,076            190      1,266

Cash flow information:
 Depreciation expense. . . . . . .                           56           9       65             56             17         73
 Amortization expense. . . . . . .                           36           2       38             30             13         43
 Capital expenditures. . . . . . .                           85          36      121            140             43        183
 Deferred turnaround and catalyst costs. . . . . . . .       18          12       30             29             16         45


Certain Historical and Projected Operating Statistics of Basis

     The following table includes historical and projected operating statistics for Basis, reflecting the feedstocks utilized and products produced by Basis for 1995 and for the first nine months of 1996, and as projected following the acquisition after giving effect to the operational improvements that New Valero expects to implement. The information shown in the column "Historical January
- September 1996" reflects charges and yields prior to completion of the Residfiner and ROSE units at the Texas City refinery.

                      BASIS REFINERY SYSTEM
                     CHARGE AND YIELD SUMMARY
              (In Thousand Barrels per Calendar Day)

                                            Historical
                              Historical    January-
                              1995          September 1996   Projected

FEEDSTOCKS:
Crude oil:
   Medium sour                94            146              159
   Heavy sweet                75            38               80
   Light sweet                66            78               61

Total crude oil               235           262              300
Vacuum gas oil                18            21               15
Other feedstocks              4             10               14

Total Refinery Feedstocks     257           293              329

PRODUCTS:

Gasoline and components       113           118              132
Distillates                   91            98               129
Naphtha                       4             16               36
Propylene/LPG                 16            14               20
Low-sulfur residual fuel oil  15            13               15
High-sulfur residual fuel oil 18            27               -
Other                         -             8                1
Total Products                257           294              333

Certain Assumptions

     In preparing the projections set forth in this report, Valero has made certain assumptions, both with respect to general refining industry conditions and with respect to the future operations of Basis in particular. Such projections and underlying assumptions have been made in good faith and reflect Valero's current judgment regarding such matters. However, there can be no assurance that actual results will not vary, perhaps significantly, from the future performance suggested herein. See "Forward-Looking Statements" and "Risk Factors" above. The following principal assumptions have been made by Valero in preparing the foregoing projections:

      -Improved Refining Economics. To the extent that refining industry economics improve, Valero believes that the operating results of the Basis refineries should also improve. Valero has assumed that during 1997-1998, as well as subsequent periods, there will be some improvement from depressed 1996 levels in general refining economics and, accordingly, in the margins or "spreads" obtainable in the market between key refined products, on the one hand, and high-quality West Texas Intermediate crude oil ("WTI"), a key pricing benchmark, on the other hand, as well as some improvement in the discounts to WTI obtainable for key refinery feedstocks.

     One nominal indicator of refining profitability is the 2-1-1 "crack spread," which indicates profitability based upon the Gulf Coast prices received for one barrel of conventional 87 octane unleaded gasoline and one barrel of No. 2 fuel oil, less the cost of two barrels of WTI. Since 1991, the average annual 2-1-1 crack spread per barrel has varied from $2.19 to $3.91, and averaged $2.88 per barrel for such six-year period. For 1996, the average 2-1-1 "crack spread" per barrel was approximately $2.65. Valero has assumed that the 2-1-1 crack spread will average about $2.68 per barrel in 1997, and about $2.73 per barrel in 1998.

     Valero expects that medium sour crude oil and heavy sweet crude oil will be the principal feedstocks utilized for the Basis refineries, and that gasoline, gasoline blendstocks and distillates will constitute the principal refined products to be produced at these refineries.

     Valero expects that, as a result of the increasing availability of heavier and higher sulfur crude oils, the discounts between the Basis refineries' principal feedstocks and WTI will improve. The table below specifies (in per barrel amounts), for each of the two principal feedstocks for the Basis refineries, the range of such discount over the past six years, the average discount in 1996 and the average discount that Valero has assumed for 1997 and 1998.

           Feedstock Differentials to WTI (per barrel)*

                                   Discount to WTI

                    Range of            Average   Assumed   Assumed
                    discount for the    discount  discount  discount
Feedstock           period 1991-1996    in 1996   1997      1998

Medium sour crude   $1.03 - $2.04       $1.17     $1.42     $1.42
Heavy sweet crude   $0.06 - $1.09       $0.18     $0.29     $0.29

     * based on feedstocks delivered to the refinery, including duties

     Valero also expects that the margins or "spreads" between the Basis refineries' principal refined products and WTI will improve in the period 1997-1998. The following table sets forth (in per barrel amounts) the range of the high and low spreads (based on Platt's mean) over the past six years, the average spread in 1996 and the assumed average spreads for 1997 and 1998, for the margin between regular unleaded 87 octane conventional gasoline, and No. 2 fuel oil, respectively, and WTI.

          Refined Product Differentials to WTI (per barrel)

                    Spread between refined products and WTI

                    Range of spread     Average   Assumed   Assumed
                    for the period      spread    spread    spread
Refined Product     1991-1996           in 1996   1997      1998

Regular unleaded
87 octane conven-
tional gasoline     $2.87 - $5.01       $2.87     $3.18     $3.20

No. 2 fuel oil      $1.40 - $2.81       $2.43     $2.18     $2.25

     -Reduction of Operating Costs. The 1997 budget prepared by Basis reflects approximately $140 million of refinery variable costs, approximately $177 million of refinery fixed costs and approximately $42 million of refinery secondary costs and corporate overhead and selling, general and administrative costs. Both Valero and Basis have extensive refined product marketing operations and both market substantially more refined products than they produce. Valero has estimated that consolidation of Basis's corporate and refinery support staff, including its selling, marketing, trading, transportation, accounting and other functions, will result in net annual savings in personnel related costs (including salaries, wages and employee benefit expense; rental expenses; allocated overhead expense; and other employee-related costs) of approximately $25 million annually.

     -Reconfiguration of Operations. Although Basis recently upgraded its facilities through the addition of, among other things, the 75,000 BPD Residfiner and 40,000 BPD ROSE Unit at the Texas City refinery, these new facilities were not placed in service until October 1996, and did not achieve planned operating levels during 1996. Valero believes that use of these facilities has not yet been fully optimized. New Valero intends to modify the slate of feedstocks processed at Basis's Texas refineries principally by increasing the use of medium sour and heavy sweet crudes. Valero believes that this change in the feedstock slate will more efficiently utilize the Residfiner and ROSE Units and produce a lesser amount of low-value residual fuel oil and a greater proportion of higher value gasoline and other premium products. Valero believes that it can also achieve more reliable and efficient operation of other Basis refinery units, and intends to shut down certain marginal and inefficient units. Valero also believes that it can reduce offsite storage and working capital requirements, and that it can achieve various other efficiencies by coordinating the operation of the Basis refineries with its existing refinery in Corpus Christi, Texas. In its projections, Valero has assumed that there would be a turnaround for the Texas City Residfiner and cogeneration units in 1997 and for the Houston refinery in 1998.

     -Allocation of Purchase Price. The amounts shown above in the Selected Pro Forma Projected Financial Information for New Valero and Basis Combined include preliminary allocations of the purchase price of Basis to the assets acquired and liabilities assumed based on estimated fair values. Further allocations will be made based upon an appraisal of such assets and liabilities.


Item 7.  Financial Statements and Exhibits

     (c)  Exhibits.   Filed as part of this Form 8-K are the following
exhibits:

          20.1 --  Press Release of Valero Energy Corporation dated
                   March 17, 1997.

                            SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                             VALERO ENERGY CORPORATION


                             By:  /s/ Edward C. Benninger, Jr.
                                  Edward C. Benninger, Jr.
                                  President and Chief Financial Officer


Dated:  March 21, 1997